Exhibit 1 to Annual
                                                             Report On Form 10-K
                                                              For the Year Ended
                                                               December 31, 1996

                                 AMENDMENT NO. 1
                                       TO
                             DEL LABORATORIES, INC.
                              AMENDED AND RESTATED
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

            WHEREAS, effective January 1, 1988, Del Laboratories, Inc. (the "Company") adopted the Del Laboratories, Inc. Supplemental Executive Retirement Plan ("SERP") which provides for payment to selected employees of pension or pension-related benefits which cannot be paid under the Del Laboratories, Inc. Employees Pension Plan;

            WHEREAS, the SERP was amended and restated in its entirety effective January 1, 1994 (the "Restated SERP"); and

            WHEREAS, the Company has determined that Section 3(a) of the Restated SERP should be amended, effective as of January 1, 1997, to modify the formula for determining the benefit payable under the Restated SERP to each of the Initial Participants (as defined therein).

            NOW, THEREFORE, the Company hereby amends, effective as of January 1, 1997, Section 3(a) of the Restated SERP to read in its entirety as follows:

                  "(a) Initial Participants. The Supplemental Benefit payable to an Initial Participant under this Plan shall equal the excess, if any, of (i) over (ii) where,

                        (i) is the benefit which would have been paid to such
            Initial Participant, or to his

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            beneficiary, under the Basic Plan, if the provisions of the Basic
            Plan were administered without regard to the limitations set forth in Sections 415(b), 415(e), and 401(a)(17) of the Code, except that the benefit shall be calculated utilizing the Basic Plan formula in effect on December 31, 1993, notwithstanding any change in such formula following such date, and the Average Monthly Compensation shall be the monthly average of all Compensation paid to such Initial Participant in respect of the 1995 Plan Year; and

                        (ii) is the benefit which is payable to such Initial
            Participant, or to his beneficiary, under the Basic Plan, as amended and in effect on the date of determination of such Supplemental Benefit."

            IN WITNESS WHEREOF, Del Laboratories, Inc. has caused this Amendment No. 1 to the Del Laboratories, Inc. Amended and Restated Supplemental Executive Retirement Plan to be executed by its duly authorized officers and its corporate seal to be affixed hereto.

                                   DEL LABORATORIES, INC.


                                   By: /s/ Dan K. Wassong
                                       -----------------------
                                       Dan K. Wassong
                                       Chairman, President and
                                         Chief Executive Officer

[Corporate Seal]

Attest:

Melvyn C. Goldstein
-------------------
Melvyn C. Goldstein
Vice President-Finance